FOR IMMEDIATE RELEASE

Subject: Nitches, Inc. announces license for Dockers® t-shirts and swimwear

Contact: Steve Wyandt

Web:	http:// www.nitches.com
E-mail:	ir@nitches.com
Phone:	(858) 625-2633 (Option # 1: Corporate)

SAN DIEGO, CA., January 10, 2006 -- Nitches, Inc. (Nasdaq Capital Market: NICH)

announced today that it has entered a licensing partnership with the Dockers® brand from Levi Strauss & Co. for men’s swimwear, graphic t-shirts, and casual knit tops. Nitches will leverage its 10 years of experience with Newport Blue® branded men’s casual clothing to design and market the new line. Dockers® t-shirts and swimwear will be developed & distributed under the guidance of lifestyle apparel pioneer Jim Jenks, founder of OP, and with the direction and support of company vice president and 25-year industry veteran Diane Ochotsky.

“Swimwear is a natural extension of Dockers® San Francisco and the West Coast lifestyle which the brand purveys,” said Jim Tibbs, Sr. Vice-President of Dockers® Men’s Merchandising, Design, and Licensing. “I look forward to the reception of these products from both our retailers and the Dockers® consumer.”

Paul Wyandt, President and COO of Nitches, commented, “We welcome the addition of Dockers® to our growing stable of men’s casual lifestyle brands and are eager to contribute further to the growth of Dockers® business. We are excited about the potential to leverage our strengths in graphics tees and swimwear to penetrate new markets and channels of distribution with this brand.”

The Dockers® Brand is the leader in providing comfortable and stylish casual wear and continues to expand brand offerings to provide men and women with clothes that offer versatility for an on-the-go lifestyle. Dockers khakis were first introduced in 1986 as the casual alternative to jeans and dress pants. The line has since expanded from men’s casual pants to an ensemble brand providing complete collections of tops, pants, outerwear, shoes, suitings and accessories for men and women. Nitches has been a successful licensee of the Dockers® brand for women’s loungewear for 3 years through its Designer Intimates subsidiary.

Nitches currently distributes men’s casual lifestyle clothing by Newport Blue®, men’s golf apparel by The Skins Game, women’s sleepwear by Body Drama® and women’s western wear by Adobe Rose® and Southwest Canyon®. With the recent acquisition of Designer Intimates, the company now also markets sleepwear and loungewear under the following brands: Argentovivo®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, The Anne Lewin® Collection, The Bill Blass® Lifestyle Collection, The Dockers® Collection, The Claire Murray® Collection and The Vassarette® Collection. Products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. The company also develops and manufactures private label products for many leading retailers and catalogs.

10280 Camino Santa Fe • San Diego, California 92121 • www.nitches.com • Fax: 858.625.0746

Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, and Hong Kong. The Company’s shares are traded on the Nasdaq Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

10280 Camino Santa Fe • San Diego, California 92121 • www.nitches.com • Fax: 858.625.0746